Exhibit 16.1

October 15, 2009

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

Dear Sirs/Madams:

We have read Item 4.01 of iBio, Inc.’s (the “Company”) Form 8K, dated October 15, 2009 as filed with the Securities and Exchange Commission and have the following comments:

Paragraph (a)

We agree with the statements made in these paragraphs as they relate to our firm.

Paragraph (b)

We have no basis on which to agree or disagree with the information regarding other accountants contained in this paragraph.

Yours truly,

/s/ Amper, Politziner & Mattia, LLP

Amper, Politziner & Mattia, LLP